EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
USANA Health Sciences, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑96645, 333‑128103, 333‑133385, 333‑174695, and 333‑206070) on Form S‑8 and (No. 333‑169946) on Form S‑3 of USANA Health Sciences, Inc. of our reports dated February 25, 2020, with respect to the consolidated balance sheets of USANA Health Sciences, Inc. as of December 28, 2019 and December 29, 2018, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 28, 2019, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 28, 2019, which reports appear in the December 28, 2019 annual report on Form 10‑K of USANA Health Sciences, Inc.

Our report dated February 25, 2020, on the consolidated financial statements refers to a change in the method of accounting for leases as of December 30, 2018 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 842, Leases. Our report also refers to a change in the method of accounting for revenue from contracts with customers as of December 31, 2017 due to the adoption of FASB ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Salt Lake City, Utah
February 25, 2020